Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Higher Sales and Earnings in the Third Quarter of Fiscal 2008

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 8, 2008, Frisch’s Restaurants, Inc. (Amex: FRS) reported higher sales for its 12-week fiscal third quarter ended March 4, 2008. Revenues rose 1.8% to $66,618,420 from $65,451,505 for last year’s third quarter. Net earnings for the quarter increased 7.9% to $2,065,377 compared to $1,914,997 last year. Diluted earnings per share increased to $.40 per share, from $.37 per share last year.

For the first three quarters of fiscal 2008, revenue rose 1.5% to a record $225,358,248 from $221,968,379 for the first three quarters of last year. Earnings decreased 4.5% to $6,683,877 from $6,995,223. Diluted earnings per share declined to $1.28 from $1.35 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants declined a modest 0.5% in the third quarter. We still believe higher gasoline costs and the sluggish Midwest economy continue to impact our customers as customer counts declined as well in the quarter.”

Maier added, “We are pleased to report that our Golden Corral restaurants posted a slight same store sales increase of 0.2% during the third quarter. This was only the second quarterly same store sales increase for our Golden Corrals in the last eighteen quarters.”

No new restaurants opened during the third quarter. Frisch’s operates 35 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

Despite higher food cost in both Big Boy and Golden Corral operations and only modest same store sales changes, earnings improved for the quarter, which is a tribute to the efforts of all Company employees in difficult times.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 4, 2008	March 6, 2007	March 4, 2008	March 6, 2007
Sales	$225,358	$221,968	$66,618	$65,452
Cost of sales
Food and paper	79,892	77,214	23,940	22,824
Payroll and related	74,267	73,403	21,777	21,911
Other operating costs	49,988	48,745	14,429	13,987

	204,147	199,362	60,146	58,722
Gross profit	21,211	22,606	6,472	6,730
Administrative and advertising	11,043	11,177	3,213	3,488
Franchise fees and other revenue	(968)	(965)	(288)	(276)
Gains on sale of assets	(524)	(250)	—	—

Operating profit	11,660	12,644	3,547	3,518
Interest expense	1,831	2,046	511	617

Earnings before income tax	9,829	10,598	3,036	2,901
Income taxes	3,145	3,603	971	986

NET EARNINGS	$6,684	$6,995	$2,065	$1,915

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.30	$1.38	$.40	$.38

Diluted net earnings per share	$1.28	$1.35	$.40	$.37

Diluted average shares outstanding	5,236	5,193	5,199	5,235

Depreciation included above	$10,765	$10,413	$3,273	$3,249

Opening expense included above	$608	$241	$—	$—

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 4, 2008 (unaudited)	May 29, 2007
Assets
Current assets
Cash and equivalents	$516	$321
Receivables	1,745	1,406
Inventories	6,321	6,376
Other current assets	3,734	2,915

	12,316	11,018
Property and equipment	157,621	159,287
Other assets
Goodwill & other intangible assets	1,741	1,957
Property held for sale and land investments	3,005	3,721
Other	2,826	3,276

	7,572	8,954

	$177,509	$179,259

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,416	$12,354
Accrued expenses	8,794	9,235
Other	13,157	15,262

	32,367	36,851

Long-term obligations
Long-term debt	23,724	25,009
Other long-term obligations	7,928	9,529

	31,652	34,538
Shareholders’ equity	113,490	107,870

	$177,509	$179,259